Exhibit 10.14

QUEST TURNAROUND ADVISORS, L.L.C.
37 Purchase Street
Rye, N.Y. 10580
Phone: (914) 925-0003
Facsimile: (914) 921-2136

January 28, 2003

Board of Directors
NTL Europe, Inc.
22 Suffolk Street
London, England
SW1 4HG

Gentlemen

This letter sets forth our proposal for Quest Turnaround Advisors, L.L.C., (“Quest”) to provide the consulting services of its personnel to NTL Europe, Inc. (the “Company”). This letter amends and supercedes our engagement letter dated November 27, 2002 that was entered into on January 10, 2003.

Such continuing services shall include providing and making available to the Company the services of Jeffrey A. Brodsky, as Chairman of the Board of Directors and CEO of the Company and providing and making available the services of Robert A. Schmitz as a Vice President of the Company. Each of Mr. Brodsky and Mr. Schmitz will serve as officers and/or members of the Board of Directors of subsidiaries and/or minority investments, if requested by the Company’s Board of Directors. During the term of this Agreement, Messrs. Brodsky and Schmitz will, to the extent reasonably required, devote substantially all of their working time to the performance of their duties hereunder; provided that they shall be entitled to engage in such other business activities as do not materially interfere with their responsibilities hereunder.

Monthly Base Fee

For the six-month period commencing on January 10, 2003 Quest shall receive a Monthly Base Fee (the “Base Fee”) of $150,000 payable monthly in advance. Except for the success fee provided for below, none of Quest, Mr. Brodsky or Mr. Schmitz shall receive any additional compensation for Mr. Brodsky or Mr. Schmitz serving as an officer or director of the Company or any of its subsidiaries or affiliates. From and after July 10, 2003, Quest and the Board of Directors will from time to time, but no less frequently than quarterly, reassess the amount of time required to be dedicated by Messrs. Brodsky and Schmitz to manage the Company’s affairs. To the extent that, at any time from and after July 10, 2003, the parties determine that either one or both of Mr. Brodsky and Mr. Schmitz are not required to devote their full time working efforts to the management of the Company’s business, the Board of Directors and Quest shall use their respective reasonable good faith efforts to seek to establish a revised, reduced Monthly Base Fee.

The Board of Directors
NTL Europe, Inc.
January 28, 2003

In that regard, the parties shall use as a benchmark for the determination of the reduced Monthly fee an hourly rate for each of Messrs. Brodsky and Schmitz of $400 per hour.

Success Fee

In addition to the Base Fee, Quest shall be entitled to incentive compensation (a “Success Fee”) in an amount equal to 10% of the aggregate gross amounts distributed by the Company to the holders of the Company’s 10% Fixed Coupon Preferred Stock and Common Stock (the “Shareholders”) (whether by way of dividend, distribution or redemption of the preferred stock or the common stock) in excess of $40 million dollars (the “Threshold Amount”). To the extent that assets other than cash are distributed by the Company to its Shareholders, the determination of the gross amount distributed to Shareholders shall be made by the Board of Directors of the Company (other than Mr. Brodsky) acting in good faith (and taking into account the valuation, if any, used by the Board of Directors when the applicable asset was distributed by the Company to the Shareholders). In the event that Quest reasonably objects to the Board of Director’s determination of the valuation of any asset, the determination of such valuation shall be submitted to an independent third party appraiser reasonably acceptable to each of the Company and Quest.

For clarification, the initial redemption of Preferred Stock in the amount of $25 million shall not be included towards calculation of the Threshold Amount. Amounts of the Success Fee due to Quest pursuant to this paragraph shall be due and payable contemporaneously with distributions to the Shareholders. The Success Fee shall survive any termination or expiration of this Agreement other than as a result of the termination of this agreement for Cause (as defined below).

The parties agree that, not later than July 10, 2003, the parties will in good faith consider and, to the extent reasonably appropriate in the reasonable judgment of Quest and the Company, seek to implement alternative methods of paying the Success Fee, including, but not limited to, the issuance of options or shares of the Company’s capital stock to Quest. Without limiting the foregoing, in the event that assets other than cash or marketable securities are issued to the Shareholders, the parties will, in good faith and to the extent reasonably appropriate in the reasonable judgment of Quest and the Company, seek to implement an alternative to the payment of the resulting Success Fee to Quest. If the Company and Quest are unable to agree on alternative methods of paying the Success Fee or alternatives to the Success Fee, then the Success Fee shall be paid in cash.

Reimbursement of Expenses

Quest will be entitled to reimbursement for its reasonable out-of-pocket expenses in accordance with the Company’s expense reimbursement policies including reimbursement of its reasonable counsel’s fees in connection with assisting and advising Quest on issues regarding Quest’s retention by the Company.

The Board of Directors
NTL Europe, Inc.
January 28, 2003

Term

The initial term of this engagement shall be for a six (6) month period commencing on January 10, 2003 and after such 6 month period shall continue until terminated by either party on thirty days written notice. In the event this Agreement is not terminated or amended by an agreement in writing, it shall continue on a month-to-month basis after the initial six (6) month period until such time of termination or amendment.

Notwithstanding the foregoing, this agreement can be terminated by the Company for Cause. As used herein “Cause” shall mean the occurrence of any one or more of the following, during the term of this Agreement (i) one or more of Quest Mr. Brodsky or Mr. Schmitz (x) is convicted of, or pleads guilty or nolo contenders to, any felony or (y) commits any other crime involving fraud, embezzlement or breach of trust or fiduciary duty, (ii) the willful failure by any one or more of Quest, Mr. Brodsky or Mr. Schmitz to substantially perform its or his duties with the Company (other than, in the case of Mr. Brodsky or Mr. Schmitz any such failure resulting from his death or incapacity due to physical or mental impairment), or (iii) the willful gross misconduct by any one or more of Quest, Mr. Schmitz or Mr. Brodsky with regard to the Company or any of its affiliates that is materially injurious to the Company or any of its affiliates.

INDEMNIFICATION

The Indemnification Provisions (including the choice of law and related provisions contained therein) are attached as Exhibit A and are incorporated herein by reference and shall be deemed to be an obligation of the Company. Termination of this engagement shall not affect these indemnification provisions, which shall hereafter remain in full force and effect. Without limiting such indemnification obligations or any other indemnification obligation the Company may have, in the event that following the termination of this agreement, Mr. Brodsky or Mr. Schmitz is required to devote his time to assisting or as participant in litigation or other proceedings brought against the Company (or Mr. Brodsky or Mr. Schmitz in their capacity as officers or directors of the Company or any of its subsidiaries), Quest shall be reimbursed for such time devoted by Mr. Brodsky and/or Mr. Schmitz at a rate of $400 per hour for each of them.

The Board of Directors
NTL Europe, Inc.
January 28, 2003

We look forward to managing the Company’s affairs to achieve the goals of the Board of Directors for the benefit of its stakeholders.

Very truly yours,

Quest Turnaround Advisors, L.L.C.

By:	/s/ Jeffrey A. Brodsky

Its:	Managing Director

Date:	2-11-03

Accepted and Agreed to: NTL Europe, Inc.

By:	/s/ Michael J. Cochran

Its:	Member, Board of Directors

Date:	2-13-03

The Board of Directors
NTL Europe, Inc.
January 28, 2003

EXHIBIT A
INDEMNIFICATION PROVISIONS

A.	As a material part of the consideration for Quest to furnish its services under this Agreement, in the event that Quest becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) in connection with any matter in any way relating to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, the Company agrees to indemnify, defend and hold Quest harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence or willful misconduct of Quest. In addition, in the event that Quest becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in this Agreement or arising out of the matters contemplated by this Agreement, the Company will reimburse Quest for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by Quest in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its securityholders (including any noteholders) and affiliates and other constituencies, on the one hand, and Quest, on the other hand, in connection with the matters contemplated by this Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its securityholders (including any noteholders) and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its securityholders (including any noteholders) and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, in connection with the matters contemplated by this Agreement shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its securityholders (including any noteholders) or affiliates and other constituencies, as the case may be, as a result of or in connection with the matters for which Quest has been

The Board of Directors
NTL Europe, Inc.
January 28, 2003

retained to perform consulting services bears to the fees paid to Quest under this Agreement; provided, that, in no event shall the Company contribute less than the amount necessary to assure that Quest is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by Quest pursuant to this Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Quest (or its employees or other agents), on the other hand. The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not Quest is an actual or potential party to such Proceeding, without Quest’s prior written consent (which consent shall not be unreasonably withheld or delayed provided that the settlement includes a release for Quest from all losses, claims, damages, liabilities and expenses arising out of such Proceeding). For purposes of this Agreement, Quest shall include Quest, any of its members, managers or affiliates, each other person, if any, controlling Quest or any of its members, managers or affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

B.	The Company agrees that neither Quest nor any of its members, managers, affiliates, directors, agents, employees or controlling persons shall have any liability to the Company, or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either Quest’s engagement under this Agreement or any matter referred to in this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that any losses, claims, damages, liabilities or expenses incurred resulted solely from the gross negligence or willful misconduct of Quest in performing the services that are the subject of this Agreement.

C.	THIS AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT (“CLAIM”), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS EXCEPT AS SET FORTH BELOW, NO CLAIM UNDER THIS AGREEMENT MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN IN COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE

The Board of Directors
NTL Europe, Inc.
January 28, 2003

BANKRUPTCY COURT, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND QUEST CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST QUEST OR ANY INDEMNIFIED PARTY. EACH OF QUEST AND THE COMPANY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR COUNTERCLAIM BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.